EXHIBIT 10.24

GERON CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ORIGINALLY ADOPTED BY THE BOARD OF DIRECTORS: MARCH 10, 2014

AMENDED BY THE BOARD OF DIRECTORS: FEBRUARY 12, 2015, MAY 6, 2015,

FEBRUARY 11, 2016, JANUARY 31, 2018, MAY 15, 2018, OCTOBER 1, 2018,

JANUARY 30, 2019 AND FEBRUARY 12, 2020

Each member of the board of directors (the “Board”) of Geron Corporation (the “Company”) who is not an Employee (as defined in the Geron Corporation 2018 Equity Incentive Plan (the “2018 Plan”)) (each, a “Non-Employee Director”) will be eligible to receive cash and equity compensation as set forth in this Geron Corporation Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Policy, as amended, is effective as of January 1, 2019, and will remain in effect until it is revised or rescinded by further action of the Board. Capitalized terms not explicitly defined in this Policy but defined in the 2018 Plan will have the same definitions as in the 2018 Plan, except when specific reference is made to the Directors’ Market Value Stock Purchase Plan (the “Market Value Stock Plan”), in which case such terms will have the definitions set forth in the Market Value Stock Plan.

1. CASH COMPENSATION.

(a) Annual Retainers. Each Non-Employee Director will be eligible to receive the following annual retainers for service as (i) an individual, member and/or chairperson of the Board and (ii) an individual, member or chairperson of a committee of the Board (“Committee”) set forth below, as applicable.

Board or Committee	Type of Retainer*	Amount (Per Year)
Board	Chair	$35,000
	Lead Independent Director	$25,000
	Member	$42,500
Audit Committee	Chair	$25,000
	Member (Non-Chair)	$12,500
Compensation Committee	Chair	$15,000
	Member (Non-Chair)	$7,500
Nominating and Corporate Governance Committee	Chair	$10,000
	Member (Non-Chair)	$5,000

*

The Lead Independent Director and the chairperson of the Board are eligible to receive a retainer for service as the Lead Independent Director or chairperson, as applicable, and an additional retainer for service as a member of the Board. The chairperson of each Committee is eligible to receive a retainer for service as the chairperson, but not an additional retainer for service as a member of the Committee.

The annual retainers will be paid in arrears in four equal quarterly installments, earned upon the completion of service in each calendar quarter. Notwithstanding the foregoing, each person who is elected or appointed to be a Non-Employee Director or who is appointed to serve on one of the Committees set forth above or as the Lead Independent Director or chairperson of the Board or one of the Committees set forth above, in each case other than on the first day of a calendar quarter, will be eligible to receive a pro rata amount of the annual retainers described above with respect to the calendar quarter in which such person becomes a Non-Employee Director, a member of one of the Committees, or the Lead Independent Director or chairperson of the Board or one of the Committees, as applicable, which pro rata amount reflects a reduction for each day during the calendar quarter prior to the date of such election or appointment.

The annual retainers will be paid on a pro-rata basis in arrears after the end of each quarter in the form of cash, or alternatively, subject to each Non-Employee Director’s written election pursuant to the requirements set forth in this paragraph, in the form of fully vested shares of Common Stock on the same date the cash retainer would otherwise have been paid.  Such shares of Common Stock shall be issued under (i) the 2018 Plan based on the Fair Market Value (as defined in the 2018 Plan) for retainers paid for 2018 service and (ii) the Market Value Stock Plan based on the Market Value (as defined in the Market Value Stock Plan) for retainers paid for service in and after 2019; provided, however, that, in connection with the adoption of the Market Value Stock Plan by the Board effective October 1, 2018, any Non-Employee Director may, no later than December 1, 2018, elect in writing to receive shares of Common Stock under the Market Value Stock Plan for retainers paid for service in the quarter ending December 31, 2018 (each, a “Special Election”).

Subject to the following sentence, all written elections (other than any Special Elections) must be submitted (A) with respect to continuing Non-Employee Directors, in January of each calendar year or (B) with respect to any person who first becomes a Non-Employee Director in any calendar year, in the first month of the next quarter following the quarter in which he or she first became a Non-Employee Director (such elections, the “Annual Elections”), and all Annual Elections and any Special Elections must also be submitted during an “open window period” in accordance with the Company’s then-effective Insider Trading Compliance Program or any other policy on trading in Company securities and when the Non-Employee Director submitting the Annual Election or Special Election, as the case may be, is not otherwise aware of any material, nonpublic information with respect to the Company or any of its securities (collectively, each, an “Open Window”). With respect to Annual Elections, if a Non-Employee Director is unable to submit an Annual Election within the applicable timeframe set forth in the preceding sentence due to the fact that there were no Open Windows within such applicable timeframe during which an Annual Election could be submitted, then the Annual Election for that calendar year will be due no later than the tenth business day following the commencement of the next Open Window (provided that an Annual Election is actually submitted during such next Open Window). If, as a result of the preceding sentence, an Annual Election for any calendar year is submitted after the date that is thirty days prior to the end of the next quarter, then such Annual Election will be applicable only to the quarters ending after the end of such next quarter. Subject to the preceding sentence, an Annual Election to be paid in Common Stock will be applied to each quarter’s payment during the calendar year of such Annual Election.

(b) Expenses. Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

2. EQUITY COMPENSATION. The options described in this Policy will be granted under the 2018 Plan and will be subject to the terms and conditions of (i) this Policy, (ii) the 2018 Plan and (ii) the forms of Option Agreements approved by the Board for the grant of options to Non-Employee Directors under the 2018 Plan.

(a) Initial Grants. Each person who first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically will be granted a Nonstatutory Stock Option to purchase 120,000 shares of Common Stock (a “First Director Option”) on the date of his or her initial election or appointment to be a Non-Employee Director. For the avoidance of doubt, an executive chairman of the Board will not be eligible to receive a First Director Option pursuant to this Section 2(a).

(b) Annual Grants. On the date of each annual meeting of the Company’s stockholders  each person who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting (other than any Non-Employee Director receiving a First Director Option on the date of such annual meeting) automatically will be granted a Nonstatutory Stock Option to purchase 83,000 shares of Common Stock (a “Subsequent Director Option”). For the avoidance of doubt, an executive chairman of the Board will not be eligible to receive a Subsequent Director Option pursuant to this Section 2(b).

(c) Terms of Options.

(i) Exercise Price. The exercise price of each First Director Option and Subsequent Director Option will be equal to 100% of the Fair Market Value of the Common Stock subject to such option (as determined in accordance with the 2018 Plan) on the date such option is granted.

(ii) Vesting. Each First Director Option and Subsequent Director Option will vest and become exercisable as follows:

(A) Each First Director Option will vest and become exercisable in installments cumulatively as to 33 1/3% of the shares of Common Stock subject to such option on each of the first, second and third anniversaries of the date of grant of such option, subject to the Non-Employee Director’s Continuous Service through such dates.

(B) Each Subsequent Director Option will vest and become exercisable as to 100% of the shares of Common Stock subject to such option on the earlier of (i) the date of the next annual meeting of the Company’s stockholders (the “Next Annual Meeting”) or (ii) the first anniversary of the date of grant of such option, subject to the Non-Employee Director’s Continuous Service through such dates. For the sake of clarity, if a Non-Employee Director either (x) does not stand for reelection at the Next Annual Meeting and is a member of the class of directors whose term expires at the Next Annual Meeting or (y) otherwise resigns from the Board effective at or on the date of the Next Annual Meeting and, in either case, the Non-Employee Director’s Continuous Service terminates at or on the date of the Next Annual Meeting, then such Non-Employee Director’s Continuous Service shall be deemed to have continued through the date of the Next Annual Meeting for purposes of this Policy.

(C) Notwithstanding Sections 2(c)(ii)(A) and 2(c)(ii)(B) above, the vesting of a First Director Option and Subsequent Director Option will be subject to (i) full acceleration in the event of a Change in Control and (ii) partial acceleration in the event of the Non-Employee Director’s termination of Continuous Service by reason of the Non-Employee Director’s Disability or death pursuant to, and in accordance with, the 2018 Plan and each Option Agreement.